UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

LATTICE SEMICONDUCTOR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 23, 2010

TO OUR STOCKHOLDERS:

You are cordially invited to attend the annual meeting of the stockholders of Lattice Semiconductor Corporation, which will be held on Tuesday, May 4, 2010, at 1:30 p.m., at our corporate headquarters, 5555 NE Moore Court, Hillsboro, Oregon 97124-6421.

The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the matters to be acted upon at the meeting. Included with the Proxy Statement is a copy of our 2009 Annual Report to Stockholders on Form 10-K for the fiscal year ended January 2, 2010. We encourage you to read the 2009 Annual Report on Form 10-K. It includes our audited financial statements and information about our operations, markets, and products.

In accordance with rules adopted by the Securities and Exchange Commission, we are pleased to furnish these proxy materials to stockholders primarily over the Internet rather than in paper form. We believe these rules allow us to provide our stockholders with expedited and convenient access to the information they need, while helping to conserve natural resources and lower the costs of printing and delivering proxy materials.

It is important that your shares be represented and voted at the meeting whether or not you plan to attend. Therefore, we urge you to vote your shares as soon as possible. If you received a Notice of Internet Availability with instructions for accessing the proxy materials over the Internet you may vote by telephone or online or using the proxy card available online at http://www.proxyvoting.com/lscc. If you received a proxy card and other proxy materials by mail, you may vote online, by telephone, or by signing and dating the proxy card and returning it in the envelope provided. Voting by telephone or over the Internet or by returning the proxy card will ensure your representation at the meeting but does not deprive you of your right to attend the meeting and to vote your shares in person.

Sincerely,

Bruno Guilmart

President and Chief Executive Officer

Whether or not you plan to attend the meeting, please vote your shares as soon as possible. You can vote your shares over the Internet, by telephone, or by signing and dating a proxy card and returning it to the address provided on the proxy card. If you receive more than one proxy card because you own shares that are registered differently, then please vote all of the shares shown on all of your proxy cards following instructions listed on each of the individual proxy cards. Thank you.

5555 NE Moore Court

Hillsboro, Oregon 97124-6421

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 4, 2010

TO OUR STOCKHOLDERS:

The annual meeting of stockholders of Lattice Semiconductor Corporation will be held at our corporate headquarters, 5555 NE Moore Court, Hillsboro, Oregon 97124-6421, on Tuesday, May 4, 2010, at 1:30 p.m., Pacific Time, for the following purposes:

1.	To elect three directors, each for a term of one year;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2011; and

3.	To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 10, 2010, are entitled to vote at the meeting or any adjournment thereof. More information about these business items is described in the accompanying proxy statement. Any of the above matters may be considered at the annual meeting at the date and time specified above or at an adjournment or postponement of such meeting.

All stockholders are invited to attend the meeting in person. Whether or not you plan to attend the meeting, to assure your representation at the meeting, please vote as soon as possible. If you received a Notice of Internet Availability with instructions for accessing the proxy materials over the Internet, a proxy card is available online at http://www.proxyvoting.com/lscc. You may also vote by telephone or online. If you received a proxy card and other proxy materials by mail, you may vote by mailing a completed proxy card, by telephone or over the Internet. For specific voting instructions, please refer to the information provided in the accompanying proxy statement, together with your proxy card or the voting instructions you receive by e-mail or that are provided via the Internet. Any stockholder of record entitled to vote at the meeting may vote in person at the meeting even if he or she has returned a proxy.

By Order of the Board of Directors

Byron W. Milstead

Secretary

Hillsboro, Oregon

March 23, 2010

5555 NE MOORE COURT

HILLSBORO, OREGON 97124-6421

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

Our board of directors is soliciting proxies to be used at the 2010 annual meeting of stockholders to be held at our corporate headquarters and principal executive offices, 5555 NE Moore Court, Hillsboro, Oregon 97124-6421 on Tuesday, May 4, 2010, at 1:30 p.m., Pacific Time, or at any adjournment thereof.

A Notice of Internet Availability of Proxy Materials, which includes instructions on how to access this Proxy Statement, our 2009 Annual Report to Stockholders and the proxy card, is first being sent on or about March 25, 2010, to all stockholders entitled to vote at the meeting.

Purpose of Annual Meeting

The purpose of this annual meeting is:

1.	To elect David E. Coreson, Gerhard H. Parker and Hans Schwarz as directors of the Company for a term of one year; and

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2011.

The board of directors recommends that stockholders vote “FOR” the election of David E. Coreson, Gerhard H. Parker and Hans Schwarz as directors of the Company and “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2011.

Who Can Vote

Record holders of common stock at the close of business on March 10, 2010, may vote at the meeting. On March 10, 2010, there were 115,683,762 shares of common stock outstanding. Each stockholder has one vote for each share of common stock owned as of the record date. The common stock does not have cumulative voting rights.

How to Vote

Stockholders may vote their shares in person at the annual meeting, by mail, by telephone or over the Internet. Stockholders who hold their shares through a bank, broker or other nominee should vote their shares in the manner prescribed by the bank, broker or other nominee.

Voting in Person at the Meeting. If you attend the annual meeting and plan to vote in person, we will provide you with a ballot at the annual meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the annual meeting, you will need to bring to the meeting a legal proxy from your broker or other nominee authorizing you to vote those shares.

Voting by Mail. By signing the proxy card and returning it to the address provided on the proxy card, you are authorizing the individuals named on the proxy card to vote your shares at the annual meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting so that your shares will be voted if you are unable to attend the meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting by Telephone. To vote by telephone, please follow either the instructions included on your proxy card or the Notice of Internet Availability that you received in the mail. If you vote by telephone, you do not need to complete and mail a proxy card.

Voting over the Internet. To vote over the Internet, please follow either the instructions included on your proxy card or the Notice of Internet Availability that you received in the mail. If you vote over the Internet, you do not need to complete and mail a proxy card. The internet voting procedures are designed to comply with Delaware law, to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their voting instructions have been properly recorded.

If you deliver a proxy card by mail or vote by telephone or over the Internet, the proxy holders will vote your shares in accordance with the instructions that you provide. If you do not specify how to vote your shares, the proxy holders will (i) vote them for each of the nominees for director named herein, (ii) vote them for ratification of KPMG LLP as our independent registered public accounting firm for fiscal 2010, and (iii) vote them in accordance with the recommendations of our board of directors, or, if no recommendation is given, in the discretion of the proxy holders, on any other business that may properly come before the meeting or any adjournment or adjournments thereof.

Revoking Your Proxy

You may revoke your proxy at any time before it is exercised by:

•	sending a written notice of revocation to the Secretary of Lattice Semiconductor Corporation (the “Company”), at 5555 NE Moore Court, Hillsboro, Oregon 97124-6421;

•	entering a new vote by telephone, over the Internet or by submitting a properly signed proxy with a later date; or

•	voting in person at the meeting.

Vote Required for the Proposals

The votes required to approve the proposals to be considered at the annual meeting are as follows:

Proposal 1—Election of Directors. The three nominees for the board of directors receiving the highest number of affirmative votes cast at the meeting, in person or by proxy, will be elected as directors. You may vote “FOR” the nominees for election as directors, or you may “WITHOLD” your vote with respect to one or more nominees. For purposes of determining whether a quorum exists for the meeting, if you return a proxy card or vote by telephone or over the Internet and withhold your vote from the election of all directors, your shares will be counted as present.

If the election of directors at this annual meeting is uncontested and any director receives a greater number of “WITHHELD” votes than “FOR” votes, then pursuant to our Corporate Governance Policies, such director shall submit a letter of resignation for consideration by the nominating and governance committee. The nominating and governance committee shall recommend to the board of directors the action, including acceptance or rejection, to be taken with respect to such offer of resignation. Within 120 days of the stockholder meeting, the board of directors shall act with respect to such offer of resignation.

Proposal 2—Ratification of the Appointment of Independent Registered Public Accounting Firm. Ratification of the appointment of KPMG LLP for the current fiscal year requires the affirmative vote of a majority of the shares present at the annual meeting, in person or by proxy, and entitled to vote on the proposal at the meeting. If the appointment of KPMG is not ratified, the audit committee will take the vote under advisement in evaluating whether to retain KPMG.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” from the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

Quorum; Abstentions; and Broker Non-votes

A majority of the shares of common stock issued and outstanding on March 10, 2010, the record date for the annual meeting, present in person at the meeting or represented at the meeting by proxy, will constitute a quorum. A quorum must be present in order to hold the annual meeting and to conduct business. Your shares are counted as being present if you vote in person at the meeting, by telephone, over the Internet, or by submitting a properly executed proxy card. Shares that are voted “FOR”, “AGAINST”, “ABSTAIN”, or “WITHHELD” from a proposal are treated as being present at the meeting for purposes of establishing a quorum.

Abstentions are counted as shares present at the meeting for purposes of determining whether a quorum exists. Abstentions have no effect on Proposal No. 1, the election of directors. Because abstentions will be included in tabulations of the shares entitled to vote for purposes of determining whether a proposal has been approved, abstentions have the same effect as negative votes on Proposal No. 2, the ratification of the selection of our independent registered public accounting firm.

Under the rules of the New York Stock Exchange, if your broker holds shares in its name (also known as “street name”), the broker is permitted to vote your shares on “discretionary” matters, even if it does not receive voting instructions from you. Prior to 2010, the election of directors was considered a discretionary matter for which brokers were permitted to vote your shares. Beginning this year, brokers are no longer permitted to vote your shares for the election of directors. Therefore, we urge you to give voting instructions to your broker on all voting items. Shares that are not permitted to be voted by your broker are called “broker non-votes.” Under the Delaware General Corporation Law, broker non-votes count as being present for purposes of determining whether a quorum of shares is present at a meeting but are not counted for purposes of determining the number of votes cast for or against a proposal. Broker non-votes have no effect on Proposal No. 1, the election of directors, because directors are elected by a plurality of the votes cast. Broker non-votes will have no effect on Proposal No. 2, ratification of the appointment of our independent registered public accounting firm, because brokers or nominees have discretionary authority to vote on this proposal.

Electronic Availability of Proxy Materials for 2010 Annual Meeting

Under rules adopted by the Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about March 25, 2010, we will mail to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability containing instructions on how to access our proxy materials, including our Proxy Statement and our 2009 Annual Report to Stockholders on Form 10-K. The Notice of Internet Availability also instructs stockholders on how to access a proxy card to vote over the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, help conserve natural resources and lower the cost of the annual meeting. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

PROPOSAL 1: ELECTION OF DIRECTORS

Our board of directors is comprised of seven members. In May 2009, the stockholders of the Company approved a proposal to declassify the board of directors effective with the 2010 annual meeting of stockholders. In June 2009, the Company amended its articles of incorporation to implement the declassification of the board of directors. Directors elected at and after this meeting will serve a one year term. Previously, directors were divided into three classes and served staggered three year terms. Continuing directors elected prior to the 2010 annual meeting of stockholders will serve the remainder of their staggered terms, such that the terms of two directors will expire in 2011 and the terms of two directors will expire in 2012. Pursuant to action by the nominating and governance committee of the board of directors, the Company will be nominating three directors, named below, at the meeting to serve one-year terms ending in 2011. We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them for the election of the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the board of directors to substitute another person for the nominee, we will vote your shares for that other person.

The following briefly describes the nominees for director and the directors whose terms will continue. In addition, a description of the specific experience, qualifications, attributes and skills that led our board of directors to conclude that each of the nominees and each of the continuing members of the board of directors should serve as a director follows the biographical information of each nominee and continuing director below. Except as otherwise noted, each nominee or continuing director has served in his principal occupation for at least ten years. There are no arrangements or understandings between any director and any other person pursuant to which the director is or was to be selected as a director. There are no family relationships among any of our directors or executive officers. There are no material proceedings to which directors, executive officers or 5% stockholders are adverse to the Company. There have been no legal proceedings involving directors or executive officers during the last ten years material to such person’s ability to serve as an officer or director or to such person’s integrity.

Nominees

David E. Coreson, age 63, has served as a director of the Company since 2005. Mr. Coreson served in various management and engineering positions at Tektronix, Inc. from 1966 until his retirement in 2004. From 2001 until 2004, he served as Senior Vice President of Central Operations at Tektronix. Mr. Coreson received an Associates degree in Electronic Engineering from Salem Technical Vocational College and a Bachelor of Science degree in Business Management from Marylhurst University.

Mr. Coreson brings to the Company extensive experience in all aspects of worldwide manufacturing and customer service. He also has broad-based experience managing engineering in a high technology environment. During his thirty-eight years of experience in the high technology environment, Mr. Coreson gained extensive experience managing operations in China, Japan and Europe.

Gerhard H. Parker, age 66, has served as a director of the Company since 2005. Mr. Parker served in various management and engineering positions with Intel Corporation from 1969 until his retirement in 2001. From 1999 until 2001, he served as Executive Vice President for Intel’s New Technology Group. From 1991 until 1998, Mr. Parker served as the General Manager of Intel’s Technology and Manufacturing Group. Mr. Parker is also a member of the board of directors of Applied Materials Inc. and FEI Company. Mr. Parker holds Bachelor of Science, Masters of Science and Ph.D. degrees in Electrical Engineering from the California Institute of Technology.

Mr. Parker brings to the Company extensive manufacturing, engineering, business and operational experience developed as a senior executive in a global Fortune 100 company. His broad knowledge of the semiconductor industry is enhanced by his service on the boards of the leading semiconductor equipment manufacturer and a leading TEM and SEM company. Mr. Parker’s service on these other boards also brings extensive governance experience to the Company.

Hans Schwarz, age 52, has served as a director of the Company since June 2009. Mr. Schwarz is the founder and Chief Executive Officer of c365, a web-based energy analytic start-up company. Prior to founding c365, he served as the Managing Director of the Galleon Crossover Fund from 2007 until 2009. Mr. Schwarz served in various management, business development and product development positions with Xilinx Inc. from 1992 until 2007. Prior to his departure from Xilinx in 2007, he served as the company’s Vice President, Business Development and Strategy. Mr. Schwarz earned a Bachelor of Science degree in Electrical Engineering and Computer Science from Santa Clara University.

Mr. Schwarz brings to the Company extensive semiconductor experience including fifteen years of engineering, management and business development experience in the programmable logic semiconductor industry. He has specific experience and expertise in business and strategy development with an emphasis in semiconductors, associated customer systems and business partners. Mr. Schwarz is an experienced mergers and acquisitions and strategic investments practitioner with particular focus on associated new and emerging technologies, intellectual property vendors and potential strategic partners.

Continuing Directors

Bruno Guilmart, age 49, has served as the Company’s President and Chief Executive Officer and as a director since July 2008. His current term expires in 2012. Prior to joining the Company, Mr. Guilmart served as Chief Executive Officer of the Unisem (M) Berhad Group from August 2007 to June 2008. Mr. Guilmart served as President, Chief Executive Officer and a director of Advanced Interconnect Technologies, Inc. from September 2003 to August 2007. Before joining Advanced Interconnect Technologies, Inc., Mr. Guilmart was Vice President of Worldwide Sales for Chartered Semiconductor Manufacturing Limited. Mr. Guilmart also held senior management and business development positions at Cadence Design Systems, Temic Semiconductors and Hewlett-Packard Company. Mr. Guilmart holds a Bachelor’s degree in Electrical Engineering and a Masters degree in Electronics and Business Management from Paris XI (Orsay University) Institute of Technology.

Mr. Guilmart brings to the Company extensive management, business development, sales and marketing and operational experience in a broad array of semiconductor associated companies, including design, foundry, and test and assembly. Mr. Guilmart has extensive experience managing semiconductor related operations in Asia. He also brings to the Company the experience obtained by his prior service as the chief executive officer of a publicly-listed company.

Balaji Krishnamurthy, age 55, has served as a director since 2005. His current term expires in 2012. Mr. Krishnamurthy is the founder and has served as the President of LogiStyle, a firm that consults with corporations and their boards regarding leadership, corporate culture, governance and strategy, since 2005. From 1999 until 2005, he served as President, Chief Executive Officer and a director of Planar Systems Inc., a provider of flat panel display solutions for the medical, commercial, industrial and retail markets. From 2003 until 2005, he served as the chairman of Planar’s board of directors. Mr. Krishnamurthy held various management, engineering and marketing positions at Tektronix Inc. from 1984 until 1999. Mr. Krishnamurthy earned Bachelor’s and Masters of Science degrees in Mathematics from Birla Institute of Science and Technology and a Masters of Science and Ph.D. in Computer Science from the University of Massachusetts.

Mr. Krishnamurthy brings to the Company extensive experience managing engineering, marketing and operations in a high technology environment. He is a recognized leader in the field of executive compensation. Mr. Krishnamurthy also brings to the Company the experience obtained by his prior service as the chief executive officer of a publicly-listed company.

Patrick S. Jones, age 65, has served as a director of the Company and chairman of the board since 2005. His current term expires in 2011. Mr. Jones served as the Senior Vice President and Chief Financial Officer of

Gemplus International S.A., a provider of smart card empowered solutions, from 1998 until he retired in 2001. He served as the Vice President Finance, Corporate Controller for Intel Corporation from 1992 until 1998. Prior to joining Intel, Mr. Jones served as the Chief Financial Officer of LSI Logic. Mr. Jones serves on the board of directors of Openwave Systems, Inc. and Novell, Inc., as well as on the boards of directors of several private venture backed companies in Europe and the United States. Mr. Jones also served on the board of directors of Genesys Conferencing SA from 2001 until 2008 and QRS Corporation during 2002 until 2006. Mr. Jones holds a Bachelor of Arts degree in Economics from the University of Illinois and a Masters of Business Administration with a concentration in Finance from St. Louis University.

Mr. Jones brings to the Company extensive financial management experience and financial expertise, having served as both a controller and chief financial officer of several publicly listed semiconductor and high technology companies. Mr. Jones has extensive international experience, having lived and worked in Europe, South America and Asia, and having served on the boards of directors of companies in Europe. He brings significant experience providing oversight to companies requiring “turnaround” assistance, including public and private companies. Mr. Jones’s service on public and private company board also brings significant governance experience to the Company.

W. Richard Marz, age 66, has served as a director of the Company since 2007. His current term expires in 2011. Mr. Marz is the founder and President of MMW Group, a technology consulting firm. Prior to founding MMW Group, he served in various senior management positions with LSI Logic Corp. from 1995 until 2006. From 2003 until 2006, he was LSI’s Executive Vice President, Worldwide Strategic Marketing. From 2001 until 2003, he served as Executive Vice President, ASIC Technology and Executive Vice President, Communication and ASIC Technology. Mr. Marz serves on the board of directors of Perceptron Inc. Mr. Marz earned a Bachelor of Science degree in Industrial Management from Gannon University.

Mr. Marz brings to the Company over forty years of extensive sales, marketing and engineering experience in semiconductor and related industries. Mr. Marz managed the field applications engineering activities in two corporations and the corporate marketing functions in two global semiconductor companies. Mr. Marz also brings significant governance experience to the Company by way of his service on the boards of directors of various public and private companies.

Required Vote

The nominees receiving the highest number of affirmative votes cast at the meeting, in person or by proxy, shall be elected as directors.

If the election of directors at this annual meeting is uncontested and any director receives a greater number of “WITHHOLD” votes than “FOR” votes, then pursuant to our Corporate Governance Policies, such director shall submit a letter of resignation for consideration by the nominating and governance committee. The nominating and governance committee shall recommend to the board of directors the action, including acceptance or rejection, to be taken with respect to such offer of resignation. Within 120 days of the stockholder meeting, the board of directors shall act with respect to such offer of resignation.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF DAVID E. CORESON, GERHARD H. PARKER AND HANS SCHWARZ AS DIRECTORS OF THE COMPANY.

Director Independence

The board of directors has determined that each of our directors, except Mr. Guilmart, is independent within the meaning of the applicable rules and regulations of the SEC and the director independence standards of The NASDAQ Stock Market, Inc. (“NASDAQ”), as currently in effect. Furthermore, the board of directors has determined that each of the members of each of the committees of the board of directors is “independent” under the applicable rules and regulations of the SEC and the director independence standards of NASDAQ, as currently in effect.

Annual Meeting Attendance

Although we do not have a formal policy regarding attendance by members of the board of directors at our annual meetings of stockholders, directors are encouraged to attend. All directors, other than Mr. Schwarz who was appointed to the board subsequent to the annual meeting, attended the last annual meeting of stockholders.

Board Meetings and Committees

In 2009, the board of directors held a total of eight meetings. The independent directors meet regularly without the presence of management. Mr. Jones, in his capacity as chairman of the board, led meetings of independent directors in 2009. Each of our current directors attended or participated in more than 75% of the aggregate of (i) the total number of meetings of the board of directors and (ii) the total number of meetings held by all committees of the board of directors on which such director served.

Our board of directors currently has three standing committees: the audit committee, the compensation committee, and the nominating and governance committee. Each of these committees operates under a written charter adopted by the board of directors. Copies of each of the committee charters are available on our website at the following address: http://ir.latticesemi.com/phoenix.zhtml?c=117422&p=irol-govHighlights.

The board has elected to maintain a leadership structure with an independent director serving as the chairman. Although we recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies, we believe our current board leadership structure is optimal for the Company as it provides for strong independent exercise of the board’s oversight responsibilities.

Audit Committee

The Company has a separately designated standing audit committee. The audit committee oversees the accounting and financial reporting process and the external audit process of the Company and assists the board of directors in the oversight and monitoring of (i) the integrity of the financial statements of the Company, (ii) the internal accounting and financial controls of the Company, (iii) compliance with legal and regulatory requirements, and (iv) the qualifications, performance, and independence of the Company’s independent registered public accounting firm. In this capacity, the audit committee is responsible for appointing, approving the compensation of, and overseeing the work of the independent registered public accounting firm. In addition, the audit committee reviews and approves all work performed by the independent registered public accounting firm. The audit committee meets regularly with management and with our independent registered public accounting firm, which has access to the audit committee without the presence of management representatives.

During 2009, the audit committee was composed of Mr. Jones (chairman of the committee), Mr. Krishnamurthy, and Mr. Parker. The audit committee met nine times in 2009. Our board of directors has determined that the audit committee members meet the financial literacy requirements under applicable NASDAQ rules and that Mr. Jones qualifies as an audit committee financial expert under applicable SEC rules.

It is management’s responsibility to manage risk on a daily basis and bring to the board of directors’ attention the most material risks to the Company. Although the board of directors has overall responsibility for oversight of risk management with a focus on the most significant risks facing the Company, the board has delegated to the audit committee responsibility for establishment with the Company’s management of a process by which the material risks facing the Company are identified. Each quarter, the committee receives a risk update from management, comprised of a list of major risks faced by the Company and the status of actions taken to mitigate those risks. Throughout the year, the board and the audit committee dedicate a portion of their meetings to review and discuss specific risk topics in greater detail. The audit committee also routinely meets with various Company compliance personnel to obtain a periodic assessment of compliance issues facing the Company.

Compensation Committee

The compensation committee evaluates and, subject to obtaining the agreement of all the independent directors, approves our chief executive officer’s compensation, approves the compensation of our other executive officers, and reviews succession planning for the chief executive officer position. The committee also administers our equity plans and handles other compensation issues. During 2009, the compensation committee was composed of Mr. Coreson, Mr. Hauer, chairman and member of the committee for a portion of the year, Mr. Krishnamurthy, Mr. Marz, chairman of the committee for a portion of the year, and Mr. Schwarz, for a portion of the year. The compensation committee met eight times in 2009. Currently, the committee is composed of Mr. Coreson, Mr. Krishnamurthy, Mr. Marz (chairman of the committee), and Mr. Schwarz.

The compensation committee, comprised of directors who satisfy the independence requirements of NASDAQ, the SEC, and the Internal Revenue Code, reviews, approves, and administers our executive compensation program. As set forth in the committee charter, the role of the compensation committee is to act for the board of directors to oversee the compensation of our chief executive officer and other executive officers, and to oversee the executive officer compensation plans, policies, and programs of the Company. The committee also oversees our employee equity incentive plans, and reviews and approves equity grants to our employees.

The compensation committee annually evaluates and, subject to obtaining the agreement of all the independent directors, approves the chief executive officer’s compensation, including (i) the annual base salary, (ii) the annual cash-based variable compensation program, including the specific goals and target award amounts, (iii) equity compensation, (iv) any employment agreement, severance arrangement, or change in control agreement/provision, and (v) any other benefits, compensation, or arrangements. The compensation committee reviews and approves corporate goals and objectives relevant to the compensation of the chief executive officer, evaluates his performance in light thereof, and considers other factors related to the performance of the Company, including accomplishment of the Company’s long-term business and financial goals.

The compensation committee also annually evaluates and approves for the other executive officers of the Company (i) the annual base salary, (ii) the annual cash-based variable compensation program, including the target award amounts, (iii) equity compensation, (iv) any employment agreement, severance arrangement, or change in control agreement/provision, and (v) any other benefits, compensation, or arrangements. The compensation committee consults with the chief executive officer regarding the specific goals established for the other executive officers in connection with the annual cash-based variable compensation program.

The compensation committee also reviews compensation and benefits plans affecting employees in addition to those applicable to executive officers. The full board considers strategic risks and opportunities and regularly receives detailed reports from the committees regarding risk oversight in their areas of responsibility.

The compensation committee has the authority to retain its own compensation consultants and outside legal, accounting, and other advisors at the Company’s expense. Such consultants and advisors report directly to the compensation committee and the committee has the authority to approve the fees payable to such advisors by the Company and other terms of retention. The compensation committee does not delegate its authority to such consultants or advisors. Beginning in 2005, the compensation committee retained a compensation consulting firm, Compensia, Inc., and has considered such firm’s input in evaluating compensation trends and best practices, identifying peer group companies and benchmarking compensation data, and other aspects of administering the Company’s executive compensation program. Compensia serves at the discretion of the compensation committee and did not provide any other services to the Company in fiscal 2009. In addition, in fiscal 2008, the Company engaged the services of Radford Surveys + Consulting in connection with a proposed value-for-value stock option exchange which was consummated by the Company during the first quarter of fiscal 2009 and provided certain reports to the compensation committee. The committee also engaged the services of Radford Surveys + Consulting in 2009 to provide consultation services and certain reports to the committee in connection with the design of the Company’s equity compensation programs.

Nominating and Governance Committee

The nominating and governance committee identifies qualified persons to become directors and recommends candidates for all vacant directorships to be filled by the board of directors or by the stockholders, reviews and evaluates the performance of the board of directors and each committee of the board of directors, makes recommendations to the board of directors for nominees to the committees of the board of directors, and oversees compliance with our corporate governance policies. During 2009, the nominating and governance committee was composed of Mr. Coreson (chairman of the committee), Mr. Jones and Mr. Marz. The nominating and governance committee met four times in 2009.

The nominating and governance committee believes that each of the Company’s directors should have certain minimum personal qualifications, including the following:

•	professional competence, expertise, and diversity of background that is useful to the Company;

•	the desire and ability to serve as a director, and to devote the time and energy required to fulfill the responsibilities of the position successfully;

•	character, judgment, experience, and temperament appropriate for a director; and

•	independence, together with personal and professional honesty and integrity of the highest order.

The committee evaluates candidates for nomination on the basis of their individual qualifications, and also on the basis of how such individuals would provide valuable perspective or fill a need on the board of directors. Factors in such determination include:

•	the current size and composition of the board of directors;

•	the independence of the board of directors and its committees;

•	the presence on the board of directors of individuals with expertise in areas useful to the Company;

•	the diversity of individuals on the board of directors, including their personal characteristics, experiences, and backgrounds;

•	the number of other boards on which the candidate serves; and

•	such other factors as the committee or the board of directors consider significant.

The committee believes that it is necessary for each of the Company’s directors to possess many qualities and skills. When searching for new candidates, the committee considers the evolving needs of both the Company and the board and searches for candidates that fill any current or anticipated future gap. The committee also focuses on issues of diversity, such as diversity of education, professional experience and differences in viewpoints and skills. The committee does not have a formal policy with respect to diversity; however, the board and the committee believe that it is essential that the Board members represent diverse viewpoints. In considering candidates for the board, the committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

The nominating and governance committee will consider candidates for our board of directors suggested by its members, other members of the board of directors, our senior management, individuals personally known to members of our board, and our stockholders. From time to time, the committee may solicit proposals for candidates from interested constituencies, or may use paid third-party search firms to identify candidates.

Under the terms of its charter, the committee is obligated to consider in good faith any candidate recommended by one or more of our ten largest unaffiliated stockholders of record, provided that, in the committee’s judgment, the candidate satisfies the criteria for board service set forth in the committee’s charter. The committee evaluates candidates in the same manner regardless of how such candidates are brought to the attention of the committee.

Stockholders who wish to submit names of candidates for our board of directors for consideration by the nominating and governance committee should do so in writing, addressed to the nominating and governance committee, c/o Secretary, Lattice Semiconductor Corporation, 5555 NE Moore Court, Hillsboro, Oregon 97124-6421, and should include the following information:

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a statement that the writer is a stockholder and is proposing a candidate for consideration by the committee (if the stockholder believes that they are one of our ten largest unaffiliated stockholders, then the stockholder should include language to this effect in their statement);

•	the name and contact information for the candidate;

•	a statement of the candidate’s occupation and background, including education and business experience;

•	information regarding each of the factors listed above, sufficient to enable the committee to evaluate the candidate;

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a statement detailing (i) any relationship or understanding between the candidate and the Company, or any customer, supplier, competitor, or affiliate of the Company; and (ii) any relationship or understanding between the candidate and the stockholder proposing the candidate for consideration, or any affiliate of such stockholder; and

•	a statement that the candidate is willing to be considered for nomination by the committee and willing to serve as a director if nominated and elected.

Additional information may be requested by the committee as appropriate.

In addition, our bylaws permit stockholders to nominate individuals to stand for election to our board of directors at an annual stockholders meeting. Stockholders wishing to submit nominations must notify us of their intent to do so on or before the date specified under “Stockholder Proposals—Other Stockholder Proposals and Director Nominations.” Such notice must include the information specified in our bylaws, a copy of which is available from our corporate secretary upon written request.

Stockholder Communications with the Board of Directors

Stockholders may communicate with the board of directors by writing to us c/o Secretary, Lattice Semiconductor Corporation, 5555 NE Moore Court, Hillsboro, Oregon 97124-6421. Stockholders who would like their submission directed to a member of the board of directors may so specify, and the communication will be forwarded, as appropriate.

Audit Committee Report

The responsibilities of the audit committee are fully described in the audit committee charter. Management is responsible for maintaining our financial controls and preparing our financial reports. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and for issuing an audit report. The audit committee’s responsibility is to execute the audit committee charter and oversee these processes. In fulfilling its responsibilities, the audit committee has reviewed and discussed the audited financial statements contained in our Annual Report on Form 10-K for the year ended January 2, 2010 with management and our independent registered public accounting firm.

The audit committee discussed with our independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the audit committee has received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with our independent registered public accounting firm the independent accountant’s independence from Lattice and our management.

Based upon the audit committee’s discussions with management and our independent registered public accounting firm and the audit committee’s review of the representations of management, the report of our independent registered public accounting firm, and the information referenced above, the audit committee recommended that the board of directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended January 2, 2010, for filing with the SEC.

Audit Committee

Patrick S. Jones, Chairman

Balaji Krisnamurthy

Gerhard H. Parker

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

We believe that executive compensation arrangements and practices should be clear and unambiguous, and should be fully approved by the compensation committee and disclosed to stockholders. We endeavor to attract, motivate and retain highly qualified employees, to align our executives’ interests with those of our stockholders and to provide our executives with certain additional compensation when superior financial results are achieved. In order to accomplish these goals we adhere to the following compensation philosophies:

•	We pay base salaries that are competitive and consistent with the marketplace and our peers.

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We maintain variable, performance-based compensation programs that are designed to encourage and reward strong financial and operational results. We believe that basing annual incentive cash payments on the achievement of financial and operational goals links our variable, performance-based compensation program with the creation of stockholder value. We also believe our senior management has the highest potential to impact our business results and thus variable, performance-based cash compensation may constitute a higher percentage of our executives overall potential cash compensation. We also believe that senior management performance should be measured primarily by business results that are linked to stockholder interests. Although junior level employees participate in our variable, performance-based cash compensation programs to align their interests with those of our stockholders, their potential incentive cash payments represent a lower percentage of their overall potential cash compensation.

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We maintain equity based compensation programs to retain our executives and senior employees and to further align their interests with those of the stockholders. Our initial grants to executives are targeted to approximate the 50th percentile of our peer group based on our valuation of the grants using the Black-Scholes valuation model, although deviations from this target may occur as required to attract and employ particular executives and where adherence to this target may be impractical due to the market value of the Company’s stock. Subsequent grants to executives are competitive and consistent with the marketplace and our peers and are based on our valuation of the grants using the Black-Scholes model and a review of the grant practices of peer companies.

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We strive to maintain an egalitarian culture in which the compensation programs offered to all employees are aligned to ensure consistent effort to achieve financial and operational goals and thus, to increase stockholder value. We believe that senior management should be held to the same standards as other employees. Therefore, we offer only limited enhanced benefits to senior management, and only with a direct business purpose.

We believe that cash-based variable compensation of executive officers should be directly linked to our short-term or annual performance, while longer-term incentives, such as equity compensation, should be aligned with the objective of enhancing stockholder value over the long term. We believe the use of equity compensation strongly links the interests of Company management to the interests of our stockholders.

In addition, we believe that our total compensation packages must be competitive with other companies in our industry to ensure that we can continue to attract, retain, and motivate the senior executives whom we believe are critical to our long-term success. We believe that we can accomplish our executive compensation goals while maintaining appropriate levels of internal equity, both between the chief executive officer and other executives, and between executives and other non-executive employees.

Comparisons to Benchmark Data

As part of its process for reviewing and approving executive compensation for fiscal 2009, the compensation committee used benchmark data for a peer group of companies, principally mid-sized technology companies located in California and Oregon, and for the Company’s direct business competitors, some of which are significantly larger than the Company. Benchmark data was collected and analyzed with the assistance of Compensia. Peer group comparisons were judged in part with reference to the relative size and financial performance of the Company and the members of the peer group.

For fiscal 2009, the peer group consisted of the following companies:

Applied Micro Circuits Corporation

Atheros Communications, Inc.

Cirrus Logic, Inc.

DSP Group, Inc.

Genesis Microchip, Inc.

Micrel, Inc.

Microsemi Corporation

PMC-Sierra, Inc.

Power Integrations, Inc.

Silicon Image, Inc.

Semitech, Inc.

Silicon Laboratories, Inc.

Standard Microsystems Corporation

TriQuint Semiconductor, Inc.

Since the benchmark process was initiated, the group of direct business competitors has consisted of the following companies:

Actel Corporation

Altera Corporation

Atmel Corporation

Cypress Semiconductor Corporation

LSI Corporation

Xilinx, Inc.

The compensation committee intends to review the list of peer group companies and business competitors annually, and consider changes to the groups based on changes in the size or financial performance of such companies.

Components of Executive Compensation

The principal components of executive compensation are base salary, annual cash-based variable compensation, and equity grants.

Base Salary

Base salaries are set based on competitive factors and the historic salary structure for various levels of responsibility within the Company. The compensation committee periodically conducts surveys of companies in our industry in order to determine whether our executive base salaries are in a competitive range. Generally, salaries are set in the middle of this range. Consistent with the Company’s financial performance in 2008, no adjustments were made to the salaries of any executive officers during 2009.

Cash-based Variable Compensation

In December 2008, the compensation committee, having obtained the approval of the independent members of the board of directors with respect to the chief executive officer, approved the 2009 Bonus Plan (the “2009 Plan”). The chief executive officer, other executive officers, and other members of senior management, including vice presidents and director-level employees, together with all other employees of the Company were eligible to participate in the 2009 Plan. Under the 2009 Plan, individual cash awards for the chief executive officer and other executive officers were based both on Company performance, as measured by achievement of GAAP operating income performance goals approved by the board of directors prior to the commencement of the plan year, and individual performance. The compensation committee determined the individual performance of the chief executive officer, and the chief executive officer determined the individual performance of the other participants. For each participant, a specified minimum achievement against the GAAP operating income objectives was required to be eligible for any award.

The 2009 Plan required that the Company be profitable on a GAAP operating basis, or there would be no payments under the 2009 Plan. Under the 2009 Plan as defined in December 2008, the aggregate target cash awards for all executive management participants in the 2009 Plan, including the chief executive officer, other executive officers, and other members of senior management, including vice presidents and director-level employees, totaled approximately $1.2 million, and the aggregate maximum cash award for all management participants totaled approximately $2.5 million. Three levels of Company financial performance were projected (labeled L2, L3, and L4 below) and the GAAP operating income targets were required to be met for the Plan to fund at each of the three levels. In the chart below, funding is listed for a top performing individual. If company performance fell between two performance levels (such as between L3 and L4), the Plan was to be funded on a curve.

Company Financial Performance Structure (Annual Figures)

	L2	L3	L4
GAAP Operating Income	$4.6M	$8.64M	$14.7M
Budget Pool for Executives	$1.15M	$1.73M	$2.43M
Budget Pool for Other Employees	$1.15M	$1.73M	$2.4

Executive Plan Element Funding Levels (% of Annual Salary)	30%	45%	67.5%

The performance goals for the 2009 Plan were not achieved, and as a result no payments were made pursuant to the 2009 Plan.

In December 2009, the compensation committee, having obtained the approval of the independent members of the board of directors with respect to the chief executive officer, approved the 2010 Cash Incentive Plan (the “2010 Plan”). The chief executive officer, other executive officers, and other members of senior management, including vice presidents, together with all other employees of the Company are eligible to participate in the 2010 Plan. Under the 2010 Plan, individual cash awards for the chief executive officer and other executive officers will be based both on Company performance, as measured by achievement of GAAP operating income performance goals approved by the board of directors prior to the commencement of the plan year, and individual performance. The compensation committee will determine the individual performance of the chief executive officer, and the chief executive officer will determine the individual performance of the other participants. For each participant, a specified minimum achievement against the GAAP operating income objectives is required to be eligible for any award.

The 2010 Plan requires that the Company be profitable on a GAAP operating basis, or there will be no payments under the 2010 Plan. Under the 2010 Plan as defined in December 2009, the aggregate target cash awards for all executive management participants in the 2010 Plan, including the chief executive officer, other executive officers, and other members of senior management, including vice presidents, totaled approximately $1.7 million, and the aggregate maximum cash award for all management participants totaled approximately $3.0 million. The compensation committee and Company management believe that it will be challenging for the Company’s named executive officers to achieve performance levels such that the target cash awards would be earned for fiscal year 2010, and extremely difficult to achieve performance levels triggering the maximum cash awards. The GAAP operating income level that will have to be achieved for fiscal 2010 in order for the target cash awards to be earned represented substantial improvements over the operating income level achieved for fiscal 2009. Further, by comparison, the Company failed to achieve GAAP operating income profitability in each of 2008 and 2009 and no bonuses were paid under the plans established for those years.

Equity Incentive Plans

The principal equity component of executive compensation historically has been our employee stock option program. Stock options are generally granted when an executive joins us and on an annual basis thereafter under a replenishment program. Initial stock option grants vest over a period of four years. The purpose of the annual replenishment program is to ensure that our executives always have options that vest in increments over a subsequent four-year period. Stock options are also occasionally granted for promotions or other special achievements. Stock options provide a means of retention and motivation for our executives and also align their interests with long-term stock price appreciation.

All stock option grants have a per share exercise price equal to the fair market value of our stock on the date of grant. The Company has not granted, nor does it intend in the future to grant, equity-based compensation awards (stock options and/or restricted stock units) to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our stock, such as a significant positive or negative earnings announcement. Similarly, the Company has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates.

In early 2007, in connection with an overall revision of the Company’s equity compensation practices undertaken by the compensation committee in light of accounting changes and changes in competitive compensation practices, the compensation committee moved away from the practice of granting solely stock options in favor of a blend of options and restricted stock units, or RSUs. In addition, the compensation committee has, in part, tied the number of shares to be granted in a given year to officers, including executive officers, to the Company’s performance to its annual plan. In order to implement the alignment of officer equity incentive grants to annual plan performance, the timing of these grants was moved from the regularly scheduled board meeting occurring in the Company’s third fiscal quarter to the regularly scheduled board meeting occurring in the first fiscal quarter. In addition, in order to assure that executive officers receive equity incentive compensation only when our stockholders also benefit, the vesting of RSUs granted to executive officers at that time was contingent upon certain annual appreciation in the Company’s stock price.

During 2009, the committee engaged the services of Radford Surveys + Consulting to provide consultation services and certain reports to the committee in connection with the design of the Company’s equity compensation programs. As a result of the decline in the price of the Company’s common stock, utilization of the equity compensation practices previously adopted by the Company would have resulted in inordinately large equity grants to Company employees due to the decline in the Black-Scholes valuation of the Company’s equity. The committee therefore engaged Radford Surveys + Consulting to assist in the design of a new equity compensation model that would provide equity grants consistent with those provided by the peer group but also without significant compensation expense to the Company and without inappropriate dilutive effect to the Company’s shareholders. In addition to the adoption of a new equity compensation plan, the committee elected to move away from granting RSUs as part of its annual grants until such time as the Company’s common stock price has increased. The committee made an annual grant to officers and other employees of the Company, including executive officers, in November 2009 because no annual grant had been made in either 2008 or in 2009. The committee intends to make annual grants going forward during its regularly scheduled board meeting during the first fiscal quarter, commencing in 2011, to align the timing of these grants with the review of executive officer and other employee performance.

Executives are also eligible to participate in a payroll deduction employee stock purchase plan. Under this plan, available to all domestic employees, Company stock may be purchased at 85% of the fair market value at the beginning or end of a six-month offering period, whichever is less, provided that the per share purchase price is not less than the book value of the Company’s common stock on the purchase date (up to a maximum of $25,000 worth of stock per calendar year or 10% of salary, whichever is less).

Broad-based Compensation Plans

Other elements of executive compensation include participation in a broad-based life and disability insurance program, broad-based medical benefits, and the ability to defer compensation pursuant to a broad-based 401(k) plan. Matching contributions were not paid in 2009 due to the lack of Company profitability. Matching contributions vest after four years of employment. The Company does not maintain a pension plan or any other defined benefit retirement plans.

Other Executive Benefit Arrangements

Prior to December 2008, executive officers and certain other members of senior management were eligible to defer compensation pursuant to an executive deferred compensation plan. The deferred compensation plan was offered to higher level employees in order to allow them to defer more compensation than they would otherwise be permitted to defer under a tax-qualified retirement plan, such as our 401(k) plan. No Company contributions were made to the executive deferred compensation plan, and no guaranteed rates of return or other above-market investment alternatives are made available under the plan.

The Company provides certain supplemental life and disability insurance coverage to executive officers and certain other members of senior management. Because the Company negotiates these insurance arrangements on a bulk basis, such insurance coverage, whether issued on a group basis or individually underwritten, is obtained by the Company at rates that are likely to be better than those obtainable by individuals seeking comparable insurance coverage on their own. The premiums paid by the Company for such supplemental insurance are considered a taxable benefit to the employee, and the Company makes payments on behalf of the executive officers and such other members of senior management for the estimated effect of taxes on such premium payments, as disclosed in the Summary Compensation Table below.

Accounting and Tax Considerations

The compensation committee generally takes into consideration the accounting and tax effects of each component of compensation when establishing the compensation programs, practices and packages offered to the Company’s executive officers and aims to keep the compensation expenses associated with such programs, practices and packages within reasonable levels.

Under Section 162(m) of the Internal Revenue Code and related regulations of the Internal Revenue Service, the Company generally receives a federal income tax deduction for compensation paid to our five most highly paid executive officers only if the compensation is less than $1 million during any year or is “performance-based” under Section 162(m). Our 1996 Stock Incentive Plan and our 2001 Stock Plan were both designed to permit our compensation committee to grant stock options and other equity compensation awards that are “performance-based” and thus fully tax-deductible to the Company.

The cash compensation paid to all executive officers was less than $1 million per person in 2009. In the future, we may from time to time pay compensation to our executive officers that may not be deductible when, for example, we believe such compensation is appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions and/or the executive’s performance.

Other Considerations

In determining the compensation package for the chief executive officer and the Company’s other named executive officers, the compensation committee considered all components of the officers’ compensation. Based on the factors discussed above, the compensation committee has determined that the total compensation of the chief executive officer and the other named executive officers of the Company, including the potential payouts in the case of severance and change of control arrangements, were reasonable and not excessive.

2009 Summary Compensation Table

The following table sets forth summary information concerning compensation for our named executive officers, which includes our CEO, CFO, individuals who served in such capacities during our fiscal year ended January 2, 2010, and our other three highest compensated executive officers for fiscal 2009.

Name	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Guilmart, Bruno President & CEO(3)	2009	615,000	0		0	460,850	0	1,075,850
	2008	307,506	290,000	(4)	0	2,416,200	166,495	3,180,201

Potter, Michael G. Corporate VP & CFO(5)	2009	256,029	50,000	(6)	0	385,620	56,430	748,079

O’Brien, Robert W. Controller and former Interim CFO(7)	2009	159,780	1,000	(8)	18,000	44,577	0	223,357
	2008	145,103	0		0	0	0	145,103

Fanning, Christopher M. Corporate VP & General Manager, Low Density & Mixed Signal Solutions(9)	2009	285,000	0		37,317	120,497	4,501	447,315

Riley, Sean P. Corporate VP & General Manager, High Density Solutions(10)	2009	250,008	0		0	92,170	1,666	343,844

Milstead, Byron W. Corporate VP & General Counsel(11)	2009	245,004	0		0	119,821	8,816	373,641
	2008	158,319	50,000	(4)	51,968	268,727	2,208	531,222

(1)	This amount represents the aggregate grant date fair value computed in accordance with the requirements of FASB ASC Topic 718. Amounts shown do not reflect compensation actually received by the named executive officer. The assumptions used to calculate the value of the option awards are set forth in Note 14 in the Notes to Consolidated Financial Statements in our Annual Report on form 10-K for the year ended January 2, 2010.
(2)	Additional information regarding the amounts provided in this column is provided in the All Other Compensation Table that follows this table.
(3)	Mr. Guilmart joined the Company as President and Chief Executive Officer on July 7, 2008.
(4)	In 2008, Mr. Guilmart and Mr. Milstead were awarded signing bonuses of $290,000 and $50,000 respectively in accordance with the terms of their employment agreements.
(5)	Mr. Potter joined the Company as Corporate Vice President and Chief Financial Officer on February 17, 2009.
(6)	In 2009, Mr. Potter was awarded a signing bonus of $50,000 in accordance with the terms of his employment agreement.
(7)	Mr. O’Brien’s service as Interim Chief Financial Officer ended on February 17, 2009.
(8)	In 2009, Mr. O’Brien was awarded a $1,000 bonus in accordance with a Company policy that awards a bonus in such amount for all domestic employees who have been employed with the Company for five years.
(9)	Mr. Fanning was designated an executive officer in 2009.
(10)	Mr. Riley was designated an executive officer in 2009.
(11)	Mr. Milstead joined the Company as Corporate Vice President, General Counsel and Secretary on May 14, 2008.

2009 All Other Compensation Table

The following table sets forth information concerning items included in the All Other Compensation column of the Summary Compensation Table for the fiscal years ended January 2, 2010, January 3, 2009, and December 29, 2007.

Name	Year	Supplemental Life Insurance Premiums ($)	Supplemental Disability Insurance Premiums ($)	Tax Reimbursements for Supplemental Life and Supplemental Disability Insurance Premiums ($)(1)	Other ($)		Total ($)
Guilmart, Bruno President & CEO	2009	0	0	0	0		0

Potter, Michael G. Corporate VP & CFO	2009	219	678	747	54,786	(2)	56,430

O’Brien, Robert W. Controller and former Interim CFO	2009	0	0	0	0		0

Fanning, Christopher M. Corporate VP & General Manager, Low Density & Mixed Signal Solutions	2009	736	1,719	2,046	0		4,501

Riley, Sean P. Corporate VP & General Manager, High Density Solutions	2009	370	539	757	0		1,666

Milstead, Byron W. Corporate VP & General Counsel	2009	3,545	1,265	4,007	0		8,816

(1)	Amounts provided in this column include reimbursements for estimated taxes on supplemental life and supplemental disability insurance premiums.
(2)	Under the terms of his employment agreement, Mr. Potter received relocation assistance of up to $50,000. Mr. Potter incurred reimbursable relocation expenses in the amount of $47,436. Under the Company’s relocation practices, he also received tax reimbursement of $7,349 on the taxable portion of the relocation assistance.

Employment Agreements

On May 14, 2008, in connection with the hiring of Bruno Guilmart as the President and Chief Executive Officer, the Company entered into an employment agreement with Mr. Guilmart, which sets forth terms and provisions governing Mr. Guilmart’s employment as President and Chief Executive Officer. Certain terms of Mr. Guilmart’s agreement are as follows:

Salary. As of the Start Date, Mr. Guilmart received a base salary at an annual rate of not less than $615,000.

Annual Incentive. Mr. Guilmart will be a participant in an Executive Variable Compensation Plan established by the Company. Mr. Guilmart will be eligible for an annual incentive bonus of 100% of his base salary (or such higher figure as the Compensation Committee of the Board of Directors (the “Committee”) may select) (the “Target Bonus”) upon the achievement of specific milestones to be established by Mr. Guilmart and the Committee. Upon superior achievement of the performance milestones, Mr. Guilmart may earn a maximum annual incentive bonus of up to 150% of his Target Bonus.

For fiscal year 2008, Mr. Guilmart was eligible to receive a pro-rated annual incentive bonus with 50% of such bonus to be earned based upon the achievement of Mr. Guilmart’s performance objectives (as mutually agreed upon between Mr. Guilmart and the Committee), and 50% of the bonus to be earned based upon the achievement of Company performance goals determined by the Committee.

Sign-on Bonus. Within 30 days of the Start Date, Mr. Guilmart received a sign-on bonus of $290,000. Mr. Guilmart was required to refund the sign-on bonus to the Company if he voluntarily terminated his employment prior to the completion of fiscal year 2008 (other than in the case of a resignation for “Good Reason” (as defined the agreement) within 24 months following a “Change in Control” (as defined in the agreement)).

Relocation Reimbursement. The Company reimbursed Mr. Guilmart for the reasonable moving expenses incurred by Mr. Guilmart and his family in connection with their relocation. The total of all reimbursements would not exceed $150,000.

Stock Options. As of the Start Date, Mr. Guilmart was granted a nonstatutory stock option to purchase 2,000,000 shares of Company common stock under the Company’s 2001 Stock Plan or the 1996 Stock Plan at an exercise price equal to the closing price of a share of Company common stock on the date of grant. The shares subject to such option were scheduled to vest at a rate of 25% of the shares subject to the option vesting on the first anniversary of his start date, with an additional 6.25% of the shares subject to the option vesting thereafter in equal quarterly installments.

Mr. Guilmart is eligible for additional equity grants in accordance with Company guidelines, at times and in amounts to be determined by the Committee.

Employee Benefits. Mr. Guilmart is eligible to participate in any employee benefit plans or arrangements on no less favorable terms than for other Company executives. Commencing on January 1, 2010, and continuing throughout the term of Mr. Guilmart’s employment, the Company will maintain Mr. Guilmart’s ASFE-Mobility Benefit Plan in effect as of the start date.

Severance. In the event of an “Involuntary Termination” (as defined in the agreement) of Mr. Guilmart’s employment, the Company will pay Mr. Guilmart an amount equal to (i) Mr. Guilmart’s then base salary, plus Mr. Guilmart’s then target bonus amount, plus (ii) the aggregate cost of the premiums to maintain the ASFE-Mobility Plan for the year in which the termination occurs. Additionally, Mr. Guilmart will become immediately vested in all of his outstanding equity awards as if he continued service with the Company for an additional 12 months.

If there is an Involuntary Termination of Mr. Guilmart’s employment, and such termination occurs immediately prior to a change in control or within 24 months following the change in control, then Mr. Guilmart will immediately fully vest in all of his outstanding equity awards. Additionally, the Company will pay Mr. Guilmart an amount equal to (i) 2.0 times Mr. Guilmart’s then base salary, plus 2.0 times Mr. Guilmart’s then target bonus amount, plus (ii) the aggregate cost of the premiums to maintain the ASFE-Mobility Plan for the year in which the termination occurs.

The severance benefits will be subject to Mr. Guilmart entering into (and not subsequently revoking) a separation agreement and release of claims, and agreeing to certain non-compete, non-solicitation and non-disparagement provisions that would be in effect for 12 months following his termination date.

Excise Tax. In the event that the severance payments and other benefits payable to Mr. Guilmart constitute “parachute payments” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then Mr. Guilmart’s severance and other benefits shall be either (i) delivered in full, or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by Mr. Guilmart on an after-tax basis of the greatest amount of benefits.

In September 2008, in connection with the hiring of Sean Riley as Corporate Vice President & General Manager, High Density Solutions, the Company entered into an employment agreement with Mr. Riley. This agreement outlined the basic terms of Mr. Riley’s compensation package. In addition, the agreement provided for certain severance benefits to be paid to Mr. Riley under the same conditions that such benefits would be required to be paid under the chief executive officer’s employment agreement. All severance payments were conditioned upon the execution by the recipient of the payment of a release of claims against the Company and his compliance with certain obligations owed to the Company under his employment agreement.

In December 2008, the Company entered into an amended and restated employment agreement with Mr. Christopher M. Fanning, its Corporate Vice President & General Manager, Low Density and Mixed Signal Solutions. This agreement outlined the basic terms of Mr. Fanning’s compensation package. In addition, the agreement provided for certain severance benefits to be paid to Mr. Fanning under the same conditions that such benefits would be required to be paid under the chief executive officer’s employment agreement. All severance payments were conditioned upon the execution by the recipient of the payment of a release of claims against the Company and his compliance with certain obligations owed to the Company under his employment agreement.

In February 2009, in connection with the hiring of Michael G. Potter as Corporate Vice President and Chief financial Officer, the Company entered into an employment agreement with Mr. Potter. This agreement outlined the basic terms of Mr. Potter’s compensation package. In addition, the agreement provided for certain severance benefits to be paid to Mr. Potter under the same conditions that such benefits would be required to be paid under the chief executive officer’s employment agreement. All severance payments were conditioned upon the execution by the recipient of the payment of a release of claims against the Company and his compliance with certain obligations owed to the Company under his employment agreement.

2009 Grants of Plan-Based Awards Table

The following table sets forth information regarding plan-based awards granted during the fiscal year ended January 2, 2010 to each of our named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
		Threshold ($)	Target ($)(1)		Maximum ($)(1)
Guilmart, Bruno	11/3/2009								500,000	(4)	1.98	460,850
President & CEO	12/1/2009	0	615,000	(2)	922,500	(2)

Potter, Michael G.	2/17/2009								500,000	(5)	1.40	293,450
Corporate VP & CFO	11/3/2009								100,000	(4)	1.98	92,170
	12/1/2009	0	145,000		290,000

O’Brien, Robert W.	5/4/2009						10,000	(6)				18,000
Controller and former Interim CFO	5/4/2009								40,000	(6)	1.80	31,356
	11/3/2009								15,000	(4)	1.98	13,221
	12/1/2009	0	23,967		47,934

Fanning, Christopher M.	2/3/2009						24,878	(7)				37,317
Corporate VP & General Manager, Low Density & Mixed Signal Solutions	2/3/2009								45,366	(7)	1.50	28,327
	11/3/2009								100,000	(4)	1.98	92,170
	12/1/2009	0	142,500		285,000

Riley, Sean P.	11/3/2009								100,000	(4)	1.98	92,170
Corporate VP & General Manager, High Density Solutions	12/1/2009	0	125,004		250,008

Milstead, Byron W.	11/3/2009								130,000	(4)	1.98	119,821
Corporate VP & General Counsel	12/1/2009	0	122,502		245,004

(1)	On December 1, 2009, the compensation committee of the board of directors, having obtained the approval of the independent members of the Company’s board of directors with respect to the chief executive officer, approved the FY2010 Cash Incentive Plan. The FY2010 Cash Incentive Plan provides for the payment of a cash bonus to certain of the Company’s employees, including executive officers, upon the achievement of specific performance criteria for the 2010 fiscal year. The criteria for payment of bonuses at the end of fiscal year 2010 is dependent upon the achievement of certain personal performance objectives and the Company achieving a minimum GAAP operating income for fiscal year 2010, with the amount available for payment of bonuses scaling up as operating income exceeds the minimum amount.
(2)	In February 2010, the compensation committee of the board of directors, having obtained the approval of the independent members of the company’s board of directors, modified the target and maximum payouts under the FY2010 Cash Incentive Plan for Mr. Guilmart. The new target and maximum payouts are $645,750 and $968,625, respectively.
(3)	Fair value as of the grant date was determined in accordance with ASC 718. The assumptions used to calculate the value of the option awards are set forth in Note 14 in the Notes to Consolidated Financial Statements in our Annual Report on form 10-K for the year ended January 2, 2010.
(4)	These stock options were granted on November 3, 2009. The options vest at the rate of 6.25% of the total option shares as of three months from the grant date, and at the rate of 6.25% of the total option shares as of the end of each three-month period thereafter.
(5)	These stock options were granted on February 17, 2009. The options vest at the rate of 25% of the total option shares as of one year from the grant date, and at the rate of 6.25% of the total option shares as of the end of each three-month period thereafter.
(6)	These stock options and RSUs were granted on May 4, 2009. The options and RSUs vest at the rate of 25% of the total option shares and RSUs as of one year from the grant date, and at the rate of 6.25% of the total option shares and as of the end of each three-month period thereafter.
(7)	These stock options and RSUs were granted on February 3, 2009. The options and RSUs vest at the rate of 25% of the total option shares and RSUs as of one year from the grant date, and at the rate of 6.25% of the total option shares and as of the end of each three-month period thereafter. The grants were issued as part of a value-for-value option exchange that was made available to all domestic employees who were not executive officers. Mr. Fanning was not an executive officer at the time of his participation in the option exchange.

2009 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information with respect to all unexercised options and unvested stock grants as of the fiscal year end, January 2, 2010, that have been previously awarded to the named executive officers.

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
		Exercisable		Unexercisable
Guilmart, Bruno	July 7, 2008	625,000	(2)	1,375,000	2.78	7/07/2015
President & CEO	November 3, 2009	0	(3)	500,000	1.98	11/3/2016

Potter, Michael G.	February 17, 2009	0	(2)	500,000	1.40	2/17/2016
Corporate VP & CFO	November 3, 2009	0	(3)	100,000	1.98	11/3/2016

O’Brien, Robert W.	May 11, 2004	20,000	(2)	0	7.45	5/11/2014
Controller and former Interim CFO	August 9, 2005	7,500	(3)	0	4.56	8/9/2015
	August 1, 2006	10,156	(3)	2,344	5.63	8/1/2013
	August 6, 2007	1,856	(3)	1,444	4.46	8/6/2014	963	(4)	2,600
	May 4, 2009	0	(2)	40,000	1.80	5/4/2016	10,000	(5)	27,000
	November 3, 2009	0	(3)	15,000	1.98	11/3/2016

Fanning, Christopher M.	February 6, 2007						3,195	(4)	8,627
Corporate VP & General Manager, Low Density & Mixed Signal Solutions	February 5, 2008	26,378	(3)	33,915	2.59	2/5/2015	5,653	(4)	15,263
	November 3, 2008	31,250	(3)	93,750	1.73	11/3/2015
	February 3, 2009	0	(2)	45,366	1.50	2/3/2016	24,878	(5)	67,171
	November 3, 2009	0	(3)	100,000	1.98	11/3/2016

Riley, Sean P.	September 22, 2008	140,625	(2)	309,375	2.27	9/22/2015
Corporate VP & General Manager, High Density Solutions	November 3, 2009	0	(3)	100,000	1.98	11/3/2016

Milstead, Byron W.	August 4, 2008	83,343	(2)	183,357	2.32	8/4/2015	15,400	(5)	41,580
Corporate VP & General Counsel	November 3, 2009	0	(3)	130,000	1.98	11/3/2016

(1)	The market value of shares that have not vested was determined based on the fair market value of the Company’s common stock as of December 31, 2009, the last trading day of the Company’s fiscal year ended January 2, 2010.
(2)	The options vest at the rate of 25% of the total option shares as of one year from the grant date, and at the rate of 6.25% of the total option shares as of the end of each three-month period thereafter.
(3)	The options vest at the rate of 6.25% of the total option shares as of three months from the grant date, and at the rate of 6.25% of the total option shares as of the end of each three-month period thereafter.
(4)	The RSUs vest at the rate of 6.25% of the total RSUs as of three months from the grant date, and at the rate of 6.25% of the total RSUs as of the end of each three-month period thereafter.
(5)	The RSUs vest at the rate of 25% of the total RSUs as of one year from the grant date, and at the rate of 6.25% of the total RSUs as of the end of each three-month period thereafter.

2009 Stock Vested Table

No named executive officers exercised any stock options during the fiscal year ended January 2, 2010. The following table sets forth information for the fiscal year ended January 2, 2010 with respect to the number of shares acquired on vesting for the named executive officers.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Guilmart, Bruno	0	0
President & CEO

Potter, Michael G.	0	0
Corporate VP & CFO

O’Brien, Robert W.	550	1,044
Controller and former Interim CFO

Fanning, Christopher M.	5,067	9,533
Corporate VP & General Manager, Low Density & Mixed Signal Solutions

Riley, Sean P.	0	0
Corporate VP & General Manager, High Density Solutions

Milstead, Byron W.	7,000	15,582
Corporate VP & General Counsel

(1)	The value realized on vesting was determined based on the fair market value of the Company’s common stock on the date of vesting.

Potential Payments upon Termination or Change-In-Control

The following paragraphs summarize the terms of the employment agreements between the Company and each of Mr. Guilmart, Mr. Potter, Mr. Fanning, Mr. Riley and Mr. Milstead that provide for payment of benefits to our named executive officers at, following, or in connection with, any termination of such named executive officer’s employment with the Company. In connection with payments relating to any change in control, as set forth hereafter, the employment agreements provide for payments only in connection with an Involuntary Termination, as defined in each employment agreement, associated with the change in control.

Bruno Guilmart

In the event of an “Involuntary Termination” (as defined in the agreement) of Mr. Guilmart’s employment, the Company will pay Mr. Guilmart an amount equal to (i) Mr. Guilmart’s then base salary, plus Mr. Guilmart’s then target bonus amount, plus (ii) the aggregate cost of the premiums to maintain the ASFE-Mobility Plan for the year in which the termination occurs. Additionally, Mr. Guilmart will become immediately vested in all of his outstanding equity awards as if he continued service with the Company for an additional 12 months.

If there is an Involuntary Termination of Mr. Guilmart’s employment, and such termination occurs immediately prior to a change in control or within 24 months following the change in control, then Mr. Guilmart will immediately fully vest in all of his outstanding equity awards. Additionally, the Company will pay Mr. Guilmart an amount equal to (i) 2.0 times Mr. Guilmart’s then base salary, plus 2.0 times Mr. Guilmart’s then target bonus amount, plus (ii) the aggregate cost of the premiums to maintain the ASFE-Mobility Plan for the year in which the termination occurs.

The severance benefits will be subject to Mr. Guilmart entering into (and not subsequently revoking) a separation agreement and release of claims, and agreeing to certain non-compete, non-solicitation and non-disparagement provisions that would be in effect for 12 months following his termination date.

Other Named Executive Officers

Under the terms of the employment agreements with each of Mr. Potter, Mr. Fanning, Mr. Riley and Mr. Milstead, in the event that the officer’s employment is terminated by the Company without Cause (as defined in the agreements) or by the Officer for Good Reason (as defined in the agreements), the Company will pay an amount equal to (i) the officer’s then base salary, plus a pro-rata portion of the officer’s then target bonus amount to each of Mr. Potter and Mr. Milstead, and (ii) 0.75 times the executive officer’s base salary plus the executive officer’s target bonus amount to each of Mr. Fanning and Mr. Riley.

In the event that the officer’s employment is terminated by the Company without Cause or by the Officer for Good Reason, and such termination occurs immediately prior to a change in control or within 24 months following the change in control, then the officer will immediately fully vest in all of his outstanding equity awards. Additionally, the Company will pay the officer an amount equal to the officer’s then base salary, plus the officer’s then target bonus amount.

The severance benefits will be subject to the officer entering into (and not subsequently revoking) a separation agreement and release of claims, and agreeing to certain non-compete, non-solicitation and non-disparagement provisions that would be in effect for 12 months following his termination date.

The following table provides information regarding the amounts that would have been owed to our named executive officers if their employment with the Company had been terminated as of December 31, 2009, the last business day of our fiscal year ended January 2, 2010.

Name	Basis of Termination	Accrued Unpaid Salary ($)	Unreimbursed Business Expenses ($)	Severance Payment ($)		Continuation of Insurance Benefit ($)	Accelerated Vesting of Stock Options and Restricted Stock Units ($)
Guilmart, Bruno President & CEO	Voluntary Termination	11,827	2,046	0		0	0

	Terminated without Cause or Termination by Employee within 2 years of an event constituting Good Reason	11,827	2,046	815,555	(1)	0	90,000	(2)

	Within 24 months after Change in Control, Terminated without Cause or Termination by Employee within 2 years of an event constituting Good Reason	11,827	2,046	1,615,055	(3)	0	360,000	(4)

Potter, Michael G. Corporate VP & CFO	Voluntary Termination	5,577	0	0		0	0

	Terminated without Cause or Termination by Employee with Good Reason	5,577	0	369,750	(5)	17,744	0

	Within 24 months after Change in Control, Terminated without Cause or Termination by Employee with Good Reason	5,577	0	369,750	(6)	17,744	722,000	(7)

Name	Basis of Termination	Accrued Unpaid Salary ($)	Unreimbursed Business Expenses ($)	Severance Payment ($)		Continuation of Insurance Benefit ($)		Accelerated Vesting of Stock Options and Restricted Stock Units ($)
O’Brien, Robert W. Controller and former Interim CFO	Voluntary Termination	3,073	0	0		0		0

	Terminated without Cause or Termination by Employee with Good Reason	3,073	0	0	(8)	0	(9)	0	(10)

	Within 24 months after Change in Control, Terminated without Cause or Termination by Employee with Good Reason	3,073	0	0	(8)	0	(9)	0	(10)

Fanning, Christopher M. Corporate VP & General Manager, Low Density & Mixed Signal Solutions	Voluntary Termination	5,481	0	0		0		0

	Terminated without Cause or Termination by Employee with Good Reason	5,481	0	299,250	(11)	14,397		0

	Within 24 months after Change in Control, Terminated without Cause or Termination by Employee with Good Reason	5,481	0	370,500	(6)	19,196		312,169	(7)

Riley, Sean P. Corporate VP & General Manager, High Density Solutions	Voluntary Termination	4,808	0	0		0		0

	Terminated without Cause or Termination by Employee with Good Reason	4,808	0	262,506	(11)	14,397		0

	Within 24 months after Change in Control, Terminated without Cause or Termination by Employee with Good Reason	4,808	0	325,008	(6)	19,196		205,031	(7)

Milstead, Byron W. Corporate VP & General Counsel	Voluntary Termination	4,712	0	0		0		0

	Terminated without Cause or Termination by Employee with Good Reason	4,712	0	300,130	(5)	19,196		0

	Within 24 months after Change in Control, Terminated without Cause or Termination by Employee with Good Reason	4,712	0	300,130	(6)	19,196		204,856	(7)

(1)	This amount is equal to 1.0 times Mr. Guilmart’s base salary plus 1.0 times his target cash award under the 2009 Bonus Plan plus the aggregate cost of the premiums to maintain the ASFE-Mobility Plan for the year in which the termination occurs. The premium for the ASFE Mobility Plan for calendar year 2010 is €11,215, or approximately $16,055, at the exchange rate of 1.4316 in effect at the end of fiscal year 2009.
(2)	This amount represents the aggregate value of the in-the-money stock options that would have become exercisable as a result of acceleration of vesting provided for in Mr. Guilmart’s employment agreement if the Company had terminated him without Cause or if Mr. Guilmart had terminated his employment with Good Reason on December 31, 2009. The closing price of our common stock on December 31, 2009 was $2.70.
(3)	This amount is equal to 2.0 times Mr. Guilmart’s base salary plus 2.0 times his target cash award under the 2009 Bonus Plan plus the aggregate cost of the premiums to maintain the ASFE-Mobility Plan for the year in which the termination occurs.
(4)	This amount represents the aggregate value of the in-the-money stock options that would have become exercisable as a result of acceleration of vesting provided for in Mr. Guilmart’s employment agreement if, within 24 months following a Change in Control, the Company had terminated Mr. Guilmart without Cause or if Mr. Guilmart had terminated his employment within two years of an event constituting Good Reason on December 31, 2009. The closing price of our common stock on December 31, 2009 was $2.70.
(5)	This amount is equal to 1.0 times the executive officer’s base salary plus the executive officer’s target cash award (without any pro rata reduction due to the month of the hypothetical termination because the entire plan year had been completed as of January 2, 2010) under the 2009 Bonus Plan.
(6)	This amount is equal to 1.0 times the executive officer’s base salary plus 1.0 times the executive officer’s target cash award (without any pro rata reduction) under the 2009 Bonus Plan.
(7)	These amounts represent the aggregate value of the in-the-money stock options that would have become exercisable as a result of acceleration of vesting provided for in each executive officer’s employment agreement if, within 24 months following a Change in Control, the Company had terminated the executive officer without Cause or if the executive officer had terminated his employment with Good Reason on December 31, 2009. The closing price of our common stock on December 31, 2009 was $2.70.
(8)	Mr. O’Brien does not have an employment agreement, and the Company has no obligation to pay severance in case of termination without cause or termination by Mr. O’Brien with good reason, whether or not such termination occurs within 24 months of a change in control.
(9)	Mr. O’Brien does not have an employment agreement, and the Company has no obligation to continue his insurance benefit in case of termination without cause or termination by Mr. O’Brien with good reason, whether or not such termination occurs within 24 months of a change in control.
(10)	Mr. O’Brien does not have an employment agreement, and the Company has no obligation to accelerate the vesting of his stock options and RSUs in case of termination without cause or termination by Mr. O’Brien with good reason, whether or not such termination occurs within 24 months of a change in control.
(11)	This amount is equal to 0.75 times the executive officer’s base salary plus 1.0 times the executive officer’s target cash award (without any pro rata reduction due to the month of the hypothetical termination because the entire plan year had been completed as of January 2, 2010) under the 2009 Bonus Plan.

2009 Director Compensation Table

The following table sets forth information concerning compensation of our non-employee directors for the fiscal year ended January 2, 2010.

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(8)	Total ($)
Jones, Patrick S., Chairman	112,250	(1)	24,352	136,602
Coreson, David E.	46,000	(2)	24,352	70,352
Hauer, Daniel S.	22,250	(3)	0	22,250
Krishnamurthy, Balaji	44,250	(4)	24,352	68,602
Marz, W. Richard	46,000	(5)	24,352	70,352
Parker, Gerhard H.	37,500	(6)	24,352	61,852
Schwarz, Hans	33,250	(7)	97,407	130,657

(1)	Includes $60,000 retainer for serving as chairman of the board, $10,000 retainer for serving as chairman of the audit committee, $20,000 retainer for serving as a member of the board of directors, and $22,250 in per meeting fees.
(2)	Includes $5,000 retainer for serving as chairman of the nominating and governance committee, $20,000 retainer for serving as a member of the board of directors, and $21,000 in per meeting fees.
(3)	Includes $5,000 retainer for serving as chairman of the compensation committee, $10,000 retainer for serving as a member of the board of directors through the end of his term on May 5, 2009, and $7,250 in per meeting fees.

(4)	Includes $20,000 retainer for serving as a member of the board of directors, and $24,250 in per meeting fees.
(5)	Includes $5,000 retainer for serving as chairman of the compensation committee, $20,000 retainer for serving as a member of the board of directors, and $21,000 in per meeting fees.
(6)	Includes $20,000 retainer for serving as a member of the board of directors, and $17,500 in per meeting fees.
(7)	Includes $10,000 retainer for serving as chairman of the business development committee, $10,000 retainer for serving as a member of the board of directors from the date of his appointment, and $13,250 in per meeting fees.
(8)	The amounts provided in this column represent the full grant date fair value of the awards granted pursuant to our 2001 Outside Directors’ Stock Option Plan to each director and former director in the fiscal year ended January 2, 2010. The aggregate number of option awards outstanding under our 2001 Outside Directors’ Stock Option Plan for each director and former director as of the Company’s fiscal year end, January 2, 2010, is as follows: Mr. Jones 189,000, Mr. Coreson 189,000, Mr. Hauer 0, Mr. Krishnamurthy 168,750, Mr. Marz 129,375, Mr. Parker 168,750, and Mr. Schwarz 90,000.

Option grants were awarded to our directors pursuant to the terms of the Company’s 2001 Outside Directors’ Stock Option Plan. Under the 2001 Outside Director’s Stock Option Plan, outside directors receive a first grant of 90,000 stock options on the date of the first meeting of the Board after the director has joined the Board. The first grant becomes exercisable in installments cumulatively with respect to 25% of the optioned stock on the date of grant, and as to an additional 1/16 of the Optioned Stock each three months thereafter, so that 100% of the optioned stock shall be exercisable on the third anniversary of the date of grant, provided that the optionee continues to serve as a director on such dates. Under the 2001 Outside Director’s Stock Option Plan, directors also automatically receive replenishment grants of 22,500 options annually on the date of the third quarter meeting of the Board in each fiscal year, which grants become exercisable in installments cumulatively with respect to 25% of the Optioned Stock 27 months after the date of grant and as to an additional 25% of the optioned stock each three months thereafter, so that 100% of the optioned stock shall be exercisable on the third anniversary of the date of grant, provided that the Optionee continues to serve as a Director on such dates. The options have a term of ten years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our compensation committee during 2009 were Mr. Coreson, Mr. Hauer, for a portion of the year, Mr. Krishnamurthy, Mr. Marz, and Mr. Schwarz, for a portion of the year. The present members of the committee are Mr. Coreson, Mr. Krishnamurthy, Mr. Marz, who serves as chairman, and Mr. Schwarz. None of the members of the committee was or is one of our officers or employees, nor has any member of the committee had any relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in this 2010 proxy statement filed pursuant to Section 14(a) of the Exchange Act. Based on the reviews and discussions referred to above, we recommended to the board of directors that the Compensation Discussion and Analysis referred to above be included in the Company’s Annual Report on Form 10-K and this proxy statement for the 2010 annual meeting of stockholders.

Compensation Committee

W. Richard Marz, Chairman

David E. Coreson

Balaji Krishnamurthy

Hans Schwarz

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During fiscal year 2009, there was not, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, five percent stockholder or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

The Company’s published Standards of Ethics and Conduct provide that as a general rule, employees should avoid conducting Company business or entering into any Company business agreements or arrangements with a relative or significant other, or with a business in which a relative or significant other has an influential role, and any other business agreements or arrangements that would be considered a related party transaction.

Under the Company’s Standards of Ethics and Conduct, if a related party transaction is to be entered into, it must be fully disclosed to the Chief Financial Officer in advance, and if determined to be material by the Chief Financial Officer, the transaction must be reviewed and approved in advance by the audit committee of the board of directors. Any related party transactions involving the Company’s directors or executive officers are, by definition, material, and as such, must be reviewed and approved, in writing and in advance, by the audit committee.

Any approved related party transactions must be structured and conducted in a manner such that no preferential treatment is given to the related party.

In addition, the Company’s published Director Code of Ethics provides that no director may receive any material personal profit or advantage in connection with any transaction involving the Company without disclosure and approval of the chairman of the nominating and governance committee (or other member of the nominating and governance committee, if the director in question is the chairman). Furthermore, no director may have a material personal or family financial interest in any Company supplier, customer, reseller or competitor that might cause divided loyalty, or the appearance of divided loyalty, without advance disclosure and approval by the nominating and governance committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth, as of March 10, 2010, information about (i) persons known to us to be the beneficial owners of more than five percent of our outstanding common stock, (ii) each director and named executive officer and (iii) all directors and executive officers as a group. The address for each of our executive officers and directors is 5555 NE Moore Court, Hillsboro, Oregon 97124-6421.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (# of Shares)(1)		Percent of Class
Artis Capital Management, L.P.	8,491,000	(2)	7.4%
One Market Plaza Steuart Street Tower, Suite 2700 San Francisco, CA 94105
Dimensional Fund Advisors L.P.	7,650,425	(3)	6.63%
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746
BlackRock, Inc.	6,852,430	(4)	5.94%
40 E. 52nd Street New York, NY 10022
Wentworth, Hauser & Violich, Inc.	6,469,813	(5)	5.61%
301 Battery Street San Francisco, CA 94111-3203
Wells Fargo and Company	6,156,993	(6)	5.34%
420 Montgomery Street San Francisco, CA 94104
Bruno Guilmart, President and CEO	937,500	(7)	*
Sean Riley, Corporate Vice President & General Manager, High Density Solutions	181,250	(8)
Michael Potter, Corporate Vice President and CFO	137,500	(9)	*
Christopher M. Fanning, Corporate Vice President & General Manager, Low Density & Mixed Signal Solutions	136,576	(10)	*
Byron W. Milstead, Corporate Vice President & General Counsel	136,167	(11)	*
Gerhard H. Parker, Director	168,125	(12)	*
David E. Coreson, Director	140,475	(13)	*
Patrick S. Jones, Director	140,375	(14)	*
Balaji Krishnamurthy, Director	123,125	(15)	*
W. Richard Marz, Director	83,125	(16)	*
Hans Schwarz, Director	39,375	(17)	*
All directors and executive officers as a group (11 persons)	2,223,593	(18)	1.92%

*	Less than one percent.
(1)	Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares, subject to community property laws where applicable.
(2)	Based solely on information contained in a Form 13G/A filed on February 16, 2010, by Artis Capital Management, L.P., which reported shared voting and dispositive power as to 8,491,000 shares.
(3)	Based solely on information contained in a Form 13G/A filed on February 8, 2010, by Dimensional Fund Advisors L.P., which reported sole voting power as to 7,516,780 shares and sole dispositive power as to 7,650,425 shares.
(4)	Based solely on information contained in a Form 13G filed on January 29, 2010, by BlackRock, Inc., which reported sole voting and dispositive power as to 6,852,430 shares.

(5)	Based solely on information contained in a Form 13G filed on February 16, 2010, by Wentworth, Hauser & Violich, Inc., which reported sole voting power as to 3,224,863 shares and sole dispositive power as to 6,469,813 shares.
(6)	Based solely on information contained in a Form 13G filed on January 21, 2010, by Wells Fargo and Company, which reported sole voting power as to 4,979,227 shares, sole dispositive power as to 4,935,994 shares, and shared dispositive power as to 1,220,334 shares.
(7)	Includes 937,500 shares exercisable under options within 60 days of March 10, 2010.
(8)	Includes 181,250 shares exercisable under options within 60 days of March 10, 2010.
(9)	Includes 137,500 shares exercisable under options within 60 days of March 10, 2010.
(10)	Includes 107,466 shares exercisable under options and 2,821 RSUs vesting within 60 days of March 10, 2010.
(11)	Includes 132,931 shares exercisable under options and 1,400 RSUs vesting within 60 days of March 10, 2010.
(12)	Includes 118,125 shares exercisable under options within 60 days of March 10, 2010.
(13)	Includes 138,375 shares exercisable under options within 60 days of March 10, 2010.
(14)	Includes 138,375 shares exercisable under options within 60 days of March 10, 2010.
(15)	Includes 118,125 shares exercisable under options within 60 days of March 10, 2010.
(16)	Includes 73,125 shares exercisable under options within 60 days of March 10, 2010.
(17)	Includes 39,375 shares exercisable under options within 60 days of March 10, 2010.
(18)	The number of shares beneficially owned by all of our directors and executive officers as a group includes 2,122,147 shares exercisable under options and 4,221 RSUs vesting within 60 days of March 10, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all forms they file pursuant to Section 16(a).

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that, for 2009, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were complied with, except that a Form 3 and Form 4 for Mr. Fanning and a Form 3 and Form 4 for Mr. Riley were filed late due to an inadvertent administrative error upon designation of each officer as an executive officer under Section 16(a).

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has approved the appointment of KPMG LLP (“KPMG”) to act as our independent registered public accounting firm for the fiscal year ending January 1, 2011, subject to ratification of the appointment by the stockholders. Although ratification is not legally required, we are asking stockholders to ratify the appointment of KPMG as our independent registered public accounting firm for our current fiscal year in the interest of good corporate governance.

Audit and Related Fees

Under its charter the audit committee reviewed and pre-approved all audit and permissible non-audit services performed by KPMG. The audit committee also reviewed and pre-approved the proposed fees to be charged by KPMG for such services, and ratified any increase in fees resulting from an increase in the scope of work to be performed. In its review of non-audit services, the audit committee considered whether the provision of such services was compatible with maintaining the independence of KPMG. The following table sets forth the fees for professional audit services rendered by KPMG for the audit of the Company’s annual financial statements for fiscal years 2009 and 2008, and fees billed for other services rendered by KPMG during those periods.

	2009	2008
Audit Fees(1)	$785,000	$838,800
Audit-Related Fees(2)	—	25,000
Tax Fees	—	—
All Other Fees	—	—

Total fees	$785,000	$863,800

(1)	This category includes fees billed for the audit of the annual financial statements included in our Annual Report on Form 10-K, review of the quarterly financial statements included in our quarterly reports on Form 10-Q, audit of our internal controls, issuance of consents and assistance with and review of documents filed with the SEC, for statutory audits of certain of our international subsidiaries and, for 2008, for accounting services related to our offer to exchange stock options completed during February 2009.
(2)	This category consists of fees billed for services relating to the audit of employee benefit plans.

The audit committee reviews and approves in advance all audit and non-audit services provided by the company’s independent registered public accounting firm (or subsequently approves non-audit services in those circumstances where a subsequent approval is necessary and permissible). In this regard, the audit committee has the sole authority to approve the hiring and firing of the independent registered public accounting firm, and to determine all audit and non-audit engagement fees and terms with the independent registered public accounting firm.

The Audit Committee appoints the independent registered public accounting firm annually. Before appointing KPMG as our independent registered public accounting firm for the fiscal year ending January 1, 2011, the Audit Committee carefully considered that firm’s qualifications and performance during 2009.

Representatives of KPMG have been invited and are expected to attend the annual meeting, will be given the opportunity to make a statement if they wish to do so, and are expected to be available to respond to appropriate questions.

Required Vote

The proposal to ratify the appointment of KPMG requires the affirmative vote of a majority of the shares present at the annual meeting, in person or by proxy, and entitled to vote on the proposal at the meeting. If the appointment of KPMG is not ratified, the audit committee will take the vote under advisement in evaluating whether to retain KPMG.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING JANUARY 1, 2011.

ANNUAL REPORT

Our 2009 Annual Report was provided to our stockholders together with this proxy statement. We will furnish without charge, upon the written request of any person who was a stockholder or a beneficial owner of our common stock at the close of business on March 10, 2010, an additional copy of our Annual Report on Form 10-K for our most recent fiscal year filed with the SEC on March 10, 2010, including financial statement schedules but not including exhibits. Requests should be directed to the attention of the Secretary, Lattice Semiconductor Corporation, 5555 NE Moore Court, Hillsboro, Oregon 97124-6421.

OTHER BUSINESS

The board of directors does not intend to present any business for action at the meeting other than the election of directors and the proposals set forth herein, nor does it have knowledge of any matters that may be presented by others. If any other matter properly comes before the meeting, the persons named in the accompanying form of proxy intend to vote the shares they represent as the board of directors may recommend or if no such recommendation is given, in the discretion of such persons.

METHOD AND COST OF SOLICITATION

The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, certain of our employees, for no additional compensation, may request the return of proxies personally or by telephone, fax, or e-mail. We will, on request, reimburse brokers and other persons holding shares for the benefit of others for their expenses in forwarding proxies and accompanying material and in obtaining authorization from beneficial owners of our stock to execute proxies.

STOCKHOLDER PROPOSALS

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in the proxy statement relating to next year’s annual meeting, a stockholder proposal must be received at our principal executive offices no later than November 23, 2010. Such proposals also will need to comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Proposals should be addressed to the Secretary, Lattice Semiconductor Corporation, 5555 NE Moore Court, Hillsboro, Oregon 97124-6421.

Other Stockholder Proposals and Director Nominations

If a stockholder wishes to present a stockholder proposal at our next annual meeting that is not intended to be included in the proxy statement or to nominate a person for election to our board of directors at the annual meeting, the stockholder must provide the information required by our bylaws and give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that the notice be received by the corporate secretary:

(1)	not earlier than the close of business on November 23, 2010; and

(2)	not later than the close of business on December 23, 2010.

If the date of the next annual meeting is changed by more than 30 days from the anniversary of this year’s annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 or of a nomination for election to our board of directors must be received no later than the close of business on the later of 120 days prior to the meeting and 10 days after public announcement of the meeting date. Notices of intention to present proposals or to nominate persons for election to our board of directors at the next annual meeting should be addressed to the Secretary, Lattice Semiconductor Corporation, 5555 NE Moore Court, Hillsboro, Oregon 97124-6421. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals.

Multiple Copies of Proxy Materials

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or annual reports. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each proxy card that you receive.

If you share an address with another stockholder, you may receive only one set of proxy materials (including our 2009 Annual Report and proxy statement) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, you may contact us to request a separate copy. Your request may be addressed to the Secretary, Lattice Semiconductor Corporation, 5555 NE Moore Court, Hillsboro, Oregon 97124-6421, or you may contact the Secretary at (503) 268-8000 or by sending an email message to Byron.milstead@latticesemi.com with “Request for Proxy Materials” in the subject line and provide your name and address. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us at the above address, phone number and e-mail address to request delivery of a single copy of these materials.

It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. Therefore, whether or not you expect to be present at the meeting, please vote your shares as soon as possible. You can vote your shares over the Internet or by telephone. In addition, if you receive a proxy card by mail, you can vote by signing and dating the proxy card and returning it in the envelope provided.

By Order of the Board of Directors

Byron W. Milstead

Secretary

Hillsboro, Oregon

March 23, 2010

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting.

LATTICE SEMICONDUCTOR CORPORATION	INTERNET http://www.proxyvoting.com/lscc Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ITEMS 1 THROUGH 2	Please mark your votes as indicated in this example	☒

1.	ELECTION OF DIRECTORS	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
Nominees: 01 David E. Coreson 02 Gerhard H. Parker 03 Hans Schwarz		☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

		FOR	AGAINST	ABSTAIN

2.	Vote to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2011	☐	☐	☐

YES
I Attend Meeting	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your Lattice Semiconductor Corporation account online.

Access your Lattice Semiconductor Corporation account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Lattice Semiconductor Corporation, now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends

•	View certificate history	•	Make address changes

•	View book-entry information	•	Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2009 Annual Report to Stockholders are available at: http://www.proxyvoting.com/lscc

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PROXY

LATTICE SEMICONDUCTOR CORPORATION

Annual Meeting of Stockholders – May 4, 2010

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Patrick S. Jones and Michael G. Potter, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Lattice Semiconductor Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 4, 2010 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments
(Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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